UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a).

                                 PEOPLEPC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   709776 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  RONALD FISHER
                                  SOFTBANK INC.
                               1188 CENTRE STREET
                             NEWTON CENTER, MA 02459
                                 (617) 928-9300
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  MAY 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This Statement on Schedule 13D amends and restates the Statement on Schedule 13D, filed March 1, 2001, relating to the Common Stock, par value $0.0001 per share, of PeoplePC, Inc.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  2  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS LP
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  239,850,527
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             194,932,189
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          239,850,527
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          80.7% (1)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
----------
(1) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Capital Partners LP into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Capital Partners LP's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  3  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL LP
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  189,944,471
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             189,944,471
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          189,944,471
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          64.9% (2)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

----------
(2) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Capital LP into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 also includes up to 1,638,405 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Capital LP's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  4  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS LLC
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  431,581,766
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             386,663,428
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          431,581,766
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.4% (3)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------

----------
(3) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Capital Partners LLC into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Capital Partners LLC's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  5  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS INVESTMENT INC.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  431,581,766
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             386,663,428
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          431,581,766
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.4% (4)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

----------
(4) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Capital Partners Investment Inc. into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Capital Partners Investment Inc.'s beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  6  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK TECHNOLOGY VENTURES IV LP
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,545,036
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,545,036
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,545,036
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.0% (5)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

----------
(5) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Technology Ventures IV LP into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of SOFTBANK Technology Ventures IV LP's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  7  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        STV IV LLC
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (6)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

----------
(6) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by STV IV LLC into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of STV IV LLC's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  8  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        RONALD D. FISHER
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  431,581,766
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             386,663,428
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          431,581,766
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.4% (7)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
----------
(7) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Ronald D. Fisher into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in
     Item 4 hereto. See Item 5 hereto for further explanation of Ronald D. Fisher's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  9  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        CHARLES R. LAX
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  436,581,766
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             391,663,428
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          436,581,766
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.5% (8)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
----------
(8) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Charles R. Lax into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in
     Item 4 hereto. See Item 5 hereto for further explanation of Charles R. Lax's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 10  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        E. SCOTT RUSSELL
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (9)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

----------
(9) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by E. Scott Russell into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of E. Scott Russell's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 11  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        BRADLEY A. FELD
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (10)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

----------
(10) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Bradley A. Feld into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of Bradley A. Feld's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 12  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        JO ANN HEIDI ROIZEN
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (11)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

----------
(11) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Jo Ann Heidi Roizen into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of Jo Ann Heidi Roizen's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 13  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        GARY E. RIESCHEL
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (12)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

----------
(12) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Gary E. Rieschel into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of Gary E. Rieschel's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 14  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        D. REX GOLDING
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  22,977,004
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             22,977,004
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,977,004
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3% (13)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

----------
(13) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by D. Rex Golding into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. See Item 5 hereto for further explanation of D. Rex Golding's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 15  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK HOLDINGS INC.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  431,581,766
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             386,663,428
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          431,581,766
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.4% (14)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          HC, CO
-------------------------------------------------------------------------------
----------
(14) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Holdings Inc. into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Holdings Inc.'s beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 16  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SB HOLDINGS (EUROPE) LTD.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED KINGDOM
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  28,341,356
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             28,341,356
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          28,341,356
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.9% (15)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
----------
(15) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 includes up to 28,341,356 shares issuable upon exercise of the @viso Primary Put Option or the @viso Secondary Put Option described in
Item 4 hereto. See Item 5 hereto for further explanation of SB Holdings (Europe) Ltd.'s beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 17  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CORP.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  459,923,122
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             415,004,784
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          459,923,122
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          91.0% (16)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          HC, CO
-------------------------------------------------------------------------------
----------
(16) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by SOFTBANK Corp. into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in
     Item 4 hereto. The percent listed in Row 13 also includes up to 28,341,356 shares issuable upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of SOFTBANK Corp.'s beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 18  of  46  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MASAYOSHI SON
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) |_|
                                                                        (B) |_|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
      SHARES             8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  459,923,122
      EACH               ------------------------------------------------------
   REPORTING             9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             415,004,784
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          459,923,122
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   |_|
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          91.0% (17)
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
----------
(17) Pursuant to Rule 13d-3(d)(i)(D) of the Securities Exchange Act of 1934, the percent listed in row 13 assumes the conversion of the Series B Preferred Stock beneficially owned by Masayoshi Son into Common Stock and assumes that no other shares of Series B Preferred Stock have been converted into Common Stock. The percent listed in row 13 includes 44,918,338 shares of Common Stock subject to the Voting Agreement described in Item 4 hereto. The percent listed in row 13 also includes up to 3,334,226 shares issuable upon exercise of the Warrant and upon subsequent exercise of either the Primary Put Option or the Secondary Put Option described in Item 4 hereto. The percent listed in Row 13 also includes up to 28,341,356 shares issuable upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option described in Item 4 hereto. See Item 5 hereto for further explanation of Masayoshi Son's beneficial ownership of Common Stock.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.  SECURITY AND ISSUER.

         This statement amends and restates amendment number 1 to the statement on Schedule 13D filed December 18, 2001 by the Reporting Persons (as defined in the original statement on Schedule 13D filed March 1, 2001) and relates to the Common Stock, par value $0.0001 per share (the "Common Stock"), of PeoplePC, Inc. (the "Company"). The principal executive offices of the Company are located at 100 Pine Street, Suite 1100, San Francisco, California 94111. Except as amended and supplemented hereby, the statement on Schedule 13D filed March 1, 2001 by the Reporting Persons remains in full force and effect.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 is amended to read in its entirety:

         The statement is filed by SOFTBANK Capital Partners LP ("SB Capital Partners"), SOFTBANK Capital LP ("SB Capital"), SOFTBANK Capital Partners LLC ("SB CP LLC"), SOFTBANK Capital Partners Investment Inc. ("SB CPI"), Ronald D. Fisher ("Mr. Fisher"), Charles R. Lax ("Mr. Lax"), SOFTBANK Holdings Inc. ("SBH"), SB Holdings (Europe) Ltd. ("SB Europe"), SOFTBANK Corp. ("SOFTBANK"), Masayoshi Son ("Mr. Son"), STV IV LLC ("STV IV LLC"), SOFTBANK Technology Ventures IV LP ("Technology Ventures IV"), E. Scott Russell ("Mr. Russell"), Bradley A. Feld ("Mr. Feld"), Gary E. Rieschel ("Mr. Rieschel"), Jo Ann Heidi Roizen ("Ms. Roizen") and D. Rex Golding ("Mr. Golding") with respect to the shares of Common Stock of the Company. SB Capital Partners, SB Capital, SB CP LLC, SB CPI, Mr. Fisher, Mr. Lax, SBH, SB Europe, SOFTBANK, Mr. Son, STV IV LLC, Technology Ventures IV, Mr. Russell, Mr. Feld, Mr. Rieschel, Ms. Roizen and Mr. Golding are collectively referred to as the "Reporting Persons."

         The principal business offices of SB Capital Partners, SB Capital, SB CP LLC and SB CPI are located at 1188 Centre Street, Newton Center, Massachusetts 02459, which is also the business address of Mr. Fisher and Mr. Lax. The principal business offices of SBH and SOFTBANK are located at 24-1, Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103-0015 Japan, which is also the business address of Mr. Son. The principal business office of SB Europe is located at 1 Silk Street, London, England EC2Y 8HQ.

         The principal business offices of STV IV LLC and Technology Ventures IV are located at 200 N. Evelyn Avenue, Suite 200, Mountain View, California 94043, which is also the business address of Mr. Russell, Mr. Feld, Mr. Rieschel, Ms. Roizen and Mr. Golding.

         Schedules 1, 2, 3, 4 and 5 hereto set forth the following information with respect to each executive officer and director of SOFTBANK, SBH, SB CPI, STV IV LLC and SB Europe, respectively: (i) name, (ii) business address, (iii) citizenship and (iv) present principal occupation or employment and the name of any corporation or other organization in which such employment is conducted. Unless otherwise stated, the principal business and address of any corporation or other organization in which such employment is conducted are stated in the two immediately preceding paragraphs. During the last five years, neither the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of the persons listed in Schedules 1, 2, 3, 4 and 5 hereto, (i) has been



                              Page 19 of 46 Pages
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is amended to include the following:

         The amount of funds to be used to purchase the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe NV ("PeoplePC Europe") referred to in the sixth paragraph of Item 5 of this statement on Schedule 13D will be $7,142,857. SB Capital Partners, SB Capital and SOFTBANK Capital Advisors Fund LP ("Advisors Fund") (together, the "Warrant Holders") anticipate that the source of those funds will be available working capital of the Warrant Holders. The Warrant Holders do not anticipate using borrowed funds in the event such purchase is made. Based in part on information provided by the Company to the Warrant Holders on January 16, 2002, upon exercise of either the Primary Put Option or the Secondary Put Option referred to in the sixth paragraph of Item 5 of this statement on Schedule 13D, the Warrant Holders will transfer 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe to the Company in exchange for up to 3,334,226 shares of Common Stock to be issued by the Company.

         SB Europe and @viso Limited ("@viso") will not be required to utilize any of their funds in order to purchase up to 28,341,356 shares of Common Stock to be issued by the Company in the event that the @viso Primary Put Option or the @viso Secondary Put Option described in the seventh paragraph of Item 5 of this statement on Schedule 13D is exercised by @viso. Pursuant to the Put Option Agreement, the consideration for the Common Stock to be issued by the Company in the event that either the @viso Primary Put Option or the @viso Secondary Put Option are exercised will consist of all of the shares of capital stock of PeoplePC Europe held by @viso.

         The source and amount of the funds used in making the purchase of the 1,799,928 and 1,769,004 shares of Series B Preferred Stock referred to in the ninth paragraph of Item 5 of this statement on Schedule 13D were available working capital of SB Capital Partners and SB Capital (together, with Technology Ventures IV, Advisors Fund and SOFTBANK Technology Advisors Fund LP ("Technology Advisors"), the "Series B Purchasers") in the amount of $8,999,640 and $8,845,020, respectively. No borrowed funds were used in connection with such purchases.

         The source and amount of the funds used in making the purchase of the 49,060 shares of Series B Preferred Stock referred to in the thirty-second paragraph of Item 5 of this statement on Schedule 13D was available working capital of Technology Ventures IV in the amount of $245,300. No borrowed funds were used in connection with such purchase.


ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is amended to include the following:

         The purpose of the acquisition by the Reporting Persons described herein of the Warrant (defined below) and the Primary and Secondary Put Options (defined below) was to make an investment in



                              Page 20 of 46 Pages
the Company. In the ordinary course of business, the Reporting Persons review the performance of their investments on a continuing basis.

         On May 30, 2001, the Warrant Holders entered into an agreement (the "Put Option Agreement"), which is Exhibit D hereto, with the Company, @viso and various other third parties. @viso is a joint venture, in which a 50% equity interest is owned by Vivendi Universal, S.A. and a 50% equity interest is owned by SB Europe. In connection with the Put Option Agreement, the Warrant Holders received an Amended and Restated Warrant (the "Warrant"), a copy of which is attached as Exhibit E hereto, entitling them to purchase 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe for an aggregate cost of $7,142,857. The Warrant may be exercised at any time prior to May 1, 2006 and must be exercised, if at all, in whole at or before the time that (a) @viso exercises
(i) its primary put option pursuant to Section 2.1 of the Put Option Agreement (the "@viso Primary Put Option"), (ii) its secondary put option pursuant to
Section 2.2 of the Put Option Agreement (the "@viso Secondary Put Option"), or
(iii) its put option pursuant to Section 2.4(a) of the Put Option Agreement, which applies in the event of a Change of Control (as defined in the Put
Option Agreement) of the Company, or (b) the Company requires @viso to exercise its put option pursuant to the Put Option Agreement in the event of a Change of Control of the Company.

         Upon the Warrant Holders' exercise of the Warrant in whole, the Warrant Holders may, at any time between February 20, 2001 and the close of business on February 20, 2006, require the Company to exchange all, but not less than all, of the Series A Preferred Stock of PeoplePC Europe held by the Warrant Holders for shares of Common Stock (the "Primary Put Option").

         Following the exercise of the Warrant in whole (or in part as provided in the Put Option Agreement), the Warrant Holders may, at any time during (i) the 60-day period after February 20, 2006, or (ii) the 60-day period following a Triggering Event (as defined in the Put Option Agreement) or Change of Control, provided that such 60-day period referred to in this clause (ii) shall not extend beyond the 60-day period beginning on February 20, 2006, require the Company to buy all, but not less than all, of the PeoplePC Europe Series A Preferred Stock held by the Warrant Holders in return for shares of Common Stock (the "Secondary Put Option").

         As set forth in the Put Option Agreement, the number of shares of Common Stock issuable upon the exercise of either the Primary Put Option or the Secondary Put Option is variable and will be determined at the time of such exercise. The formulas for determining the number of shares of Common Stock to be issued upon the exercise of either the Primary Put Option or the Secondary Put Option are set forth in the Put Option Agreement. Based in part on information provided by the Company, as of January 16, 2002, the number of shares of Common Stock to be issued upon the exercise of either the Primary Put Option or the Secondary Put Option will be up to 3,334,226. The issuance of the Common Stock issuable upon exercise of either the Primary Put Option or the Secondary Put Option was subject to the approval of the shareholders of the Company. Such approval was obtained on May 31, 2001.

         The @viso Primary Put Option is exercisable during the same term as the Primary Put Option. The @viso Secondary Put Option is exercisable during the same term as the Secondary Put Option. Under the @viso Primary Put Option or the @viso Secondary Put Option, @viso may exchange all shares of capital stock of PeoplePC Europe (the "PeoplePC Europe Stock") held by @viso for Common Stock from the Company.



                              Page 21 of 46 Pages

         As set forth in the Put Option Agreement, the number of shares of Common Stock issuable upon the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option is variable and will be determined at the time of such exercise. The formulas for determining the number of shares of Common Stock to be issued upon the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option are set forth in the Put Option Agreement. Based in part on information provided by the Company, as of January 16, 2002, the number of shares of Common Stock to be issued upon the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option will be up to 28,341,356. The issuance of the Common Stock issuable upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option was subject to the approval of the shareholders of the Company. Such approval was obtained on May 31, 2001.

         In conjunction with the Put Option Agreement, on May 30, 2001, the Investors Rights Agreement, Exhibit C hereto, was amended and restated on May 30, 2001 (as amended and restated, the "May 30, 2001 Investors Rights Agreement," a copy of which is attached as Exhibit F hereto). The shares of Common Stock of the Company issuable upon the exercise of the Warrant, the Primary Put Option, the Secondary Put Option, the @viso Primary Put Option or the @viso Secondary Put Option are subject to such agreement. In addition, the shares issuable upon the exercise of the various put options granted under the Put Option Agreement are subject to the Registration Rights Agreement dated December 17, 2001 discussed below.

         The foregoing references to, and descriptions of, the Warrant, the Put Option Agreement and the May 30, 2001 Investors Rights Agreement (the "Put Option Documents") are qualified in their entirety by the complete text of the Put Option Documents. The Put Option Documents are incorporated by reference herein and are attached hereto as Exhibits D through F.

         The purpose of the acquisitions of the shares of Series B Preferred Stock by the Reporting Persons described herein was to make an investment in the Company.

         On December 17, 2001, the Series B Purchasers entered into a Stock Purchase Agreement with the Company pursuant to which they purchased 3,650,000 shares of the Company's Series B Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock"), of the Company on such date at an aggregate purchase price of $18,250,000 ($5.00 per share). Pursuant to the Stock Purchase Agreement, each Series B Purchaser has agreed that until the 180th day following December 17, 2001, it will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of any shares of Series B Preferred Stock or enter into any swap, hedge or other arrangement that transfers any of the economic consequences of the ownership of such Series B Preferred Stock. This agreement is not effective until each officer and director and certain specified employees of the Company enter into a substantially similar agreement with respect to the capital stock of the Company owned by them. The foregoing restriction may be waived by the Company at any time. In addition, each Series B Purchaser has agreed that for a period of one year following December 17, 2001, without the approval of a majority of the independent members of the Company's board of directors, neither it nor any entity of which it owns 80% or more of the outstanding capital stock will purchase or otherwise acquire any shares of Common Stock if the effect of such acquisition would be to increase the number of shares of Common Stock beneficially owned by any of the foregoing. In addition, each Series B Purchaser has agreed that it will not affirmatively request that any entities of which such Series B Purchaser owns indirectly 80% or more of its outstanding capital stock or any of its affiliates purchase or otherwise acquire any shares of Common Stock.



                              Page 22 of 46 Pages

         The shares of Series B Preferred Stock do not have the right to vote except as required by law and except that, so long as any shares of Series B Preferred Stock remain outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock must approve certain actions to be taken by the Company. The actions of the Company that require the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock are as set forth in the Company's Certificate of Designation of Rights, Preferences, and Privileges of Series B Preferred Stock (the "Certificate"), attached hereto as Exhibit H, and include, but are not limited to, any amendment to the rights, preferences, and privileges of the holders of the Series B Preferred Stock as set forth in the Certificate; the authorization or issuance of any security of the Company with rights, preferences, or privileges on parity with or in preference to those of the Series B Preferred Stock; the sale of all or substantially all assets of the Company; the acquisition of the Company in a transaction to which the Company is a party by another entity by means of merger or consolidation; the granting of stock options or other equity securities of the Company to directors, officers, employees, or consultants of the Company; or the incurrence of certain debt by the Company.

         As set forth in the Certificate, each share of Series B Preferred Stock will convert into 100 shares of Common Stock upon the date that the Company receives stockholder approval of such conversion at a special meeting (the "Special Meeting") of the Company's stockholders called for this purpose. The Company has agreed to hold the Special Meeting as promptly as practicable after the closing of the purchase (the "Closing") of the shares of Series B Preferred Stock by the Series B Purchasers.

         Prior to the Closing, and as a condition thereto, certain holders of at least a majority of the issued and outstanding shares of Common Stock entered into an agreement (the "Voting Agreement") pursuant to which they agreed, among other things, to vote all shares beneficially owned by such holders at the Special Meeting in favor of the conversion of the shares of Series B Preferred Stock into Common Stock. In addition, such holders have agreed that upon the request of SB Capital Partners they will grant a proxy to vote all shares of Common Stock owned by them to SB Capital Partners and that SB Capital Partners may vote the shares of Common Stock subject to such proxy in favor of the conversion of the Series B Preferred Stock into Common Stock. In the event that the stockholders of the Company do not approve the conversion of the Series B Preferred Stock into Common Stock by the 120th day following the Closing, the holders of the Series B Preferred Stock have the right to request that the Company repurchase the Series B Preferred Stock for the same price at which the Series B Preferred Stock was purchased by such holders. In addition, in certain circumstances, the holders of Series B Preferred Stock have the right to purchase their pro rata portion of the number of shares of capital stock of the Company issued by the Company after December 17, 2001.

         In addition, the Series B Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Company. Under the Registration Rights Agreement, the Company must, within 30 days of the Closing, file a registration statement for the resale by the Series B Purchasers (or their transferees) of the Common Stock issued upon conversion of the Series B Preferred Stock. The Company has agreed to use its best efforts to cause the Securities and Exchange Commission to declare such registration statement effective within 90 calendar days following the Closing and to remain effective until the Common Stock received upon conversion of the shares of Series B Preferred Stock is available for resale by the Series B Purchasers under Rule 144 of the Securities Act of 1933 in any three-month period. In connection with the preparation, filing, and continued effectiveness of the registration statement, the Company has agreed to pay all reasonable expenses of the Series B Purchasers (other than underwriting discounts and commissions, but including accounting fees and expenses), the fees of counsel to the Company, and the fees of one counsel to the parties to the Registration Rights Agreement.


                              Page 23 of 46 Pages

         The foregoing references to and descriptions of the Stock Purchase Agreement, the Voting Agreement, the Registration Rights Agreement and the Certificate (together the "Series B Documents") are qualified in their entirety by the complete text of the Series B Documents. The Series B Documents are incorporated by reference herein and are attached hereto as Exhibits G through J.

         As part of their ongoing review of their investment in the Company, the Reporting Persons are currently exploring and may from time to time explore a variety of alternatives, including, without limitation: (a) the purchase of additional shares of Common Stock or Series B Preferred Stock, the exercise of either the Primary Put Option or the Secondary Put Option, or the disposition of some or all of the Common Stock or Series B Preferred Stock described herein, whether through open market or privately negotiated transactions; (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of all or a material portion of assets of the Company or any of its subsidiaries; or (d) plans or proposals that may involve other changes in the Company's business or corporate structure. There is no assurance that the Reporting Persons will develop any plans or proposals with respect to any of the foregoing matters and, in some cases, the foregoing matters may be limited or restricted by the terms of the agreements entered into by the Series B Purchasers in connection with their acquisition of the Series B Preferred Stock. Whether the Reporting Persons pursue any such alternative, and the timing thereof, will depend on their assessment of pertinent factors, including, without limitation, (a) the availability of shares of Common Stock or Series B Preferred Stock for purchase at particular price levels; (b) the availability and nature of opportunities to dispose of the Common Stock or Series B Preferred Stock; (c) the Company's financial condition, business, and prospects; (d) general economic, industry, and financial market conditions; (e) alternative business and investment opportunities available to the Reporting Persons; and
(f) the Reporting Persons' overall business plans and strategies and developments with respect to the Reporting Persons' business.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is amended to read in its entirety:

         TOTAL OUTSTANDING SHARES. According to a representation made to the Series B Purchasers by the Company, the total number of shares of Common Stock outstanding as of December 17, 2001 was 114,002,422 shares. The total number of shares of Series B Preferred Stock outstanding as of December 17, 2001 was 4,375,000. Based on the information provided by the Company on December 17, 2001, upon conversion of the outstanding shares of Series B Preferred Stock into Common Stock, upon the Warrant Holders' exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, upon @viso's exercise of either the @viso Primary Put Option or the @viso Secondary Put Option, an aggregate of up to 583,178,004 shares of Common Stock would be issued and outstanding. Assuming that only the shares of Series B Preferred Stock are converted into Common Stock and that none of the Warrant, the Primary Put Option, the Secondary Put Option, the @viso Primary Put Option or the @viso Secondary Put Option is exercised, an aggregate of 551,502,422 shares of Common Stock would be issued and outstanding.

         On October 25, 1999, SB Capital Partners purchased 20,347,018 shares of the Series B Preferred Stock from the Company and Advisors Fund purchased 295,184 shares of Series B Preferred Stock from the Company. Each share of Series B Preferred Stock was converted into one share of Common Stock in connection with the Company's initial public offering.



                              Page 24 of 46 Pages

         On April 5, 2000, SB Capital Partners purchased 1,564,306 shares of the Company's Series C preferred stock ("Series C Preferred Stock") from the Company and Advisors Fund purchased 22,694 shares of Series C Preferred Stock from the Company. Each share of Series C Preferred Stock was converted into one share of Common Stock in connection with the Company's initial public offering.

         On June 30, 2000, SB Capital Partners transferred 10,860,679 shares of Common Stock to SB Capital; Advisors Fund transferred 1,900 shares of Common Stock to SB Capital Partners, and Advisors Fund transferred 1,867 shares of Common Stock to SB Capital.

         On August 17, 2000, SB Capital Partners purchased 498,320 shares of Common Stock; SB Capital purchased 489,754 shares of Common Stock, and Advisors Fund purchased 11,926 shares of Common Stock from the Company at $10.00 per share pursuant to its initial public offering.

         On May 30, 2001, the Warrant Holders received a warrant to purchase 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe for an aggregate cost of $7,142,857. Upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option discussed in Item 4 hereto, the Warrant Holders would receive up to 3,334,226 shares of Common Stock from the Company; SB Capital may be deemed to have shared voting and dispositive power over up to 3,334,226 of such shares; SB Capital may be deemed to have shared voting and dispositive power over up to 1,638,405 of such shares; Advisors Fund may be deemed to have shared voting and dispositive power over up to 28,774 of such shares. The issuance of the Common Stock upon exercise of either the Primary Put Option or the Secondary Put Option was subject to the approval of the shareholders of the Company. Such approval was obtained on May 31, 2001.

         On May 30, 2001, @viso received the @viso Primary Put Option and the @viso Secondary Put Option discussed in Item 4 hereto. Upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option, @viso would receive up to 28,341,356 shares of Common Stock from the Company. The issuance of the Common Stock upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option was subject to the approval of the shareholders of the Company. Such approval was obtained on May 31, 2001. As described below, all of such shares may be deemed to be beneficially owned by SB Europe, SOFTBANK and Mr. Son.

         On May 31, 2001, Advisors Fund transferred 4,300 shares of Common Stock to SB Capital Partners and 4,227 shares of Common Stock to SB Capital.

         On December 17, 2001, SB Capital Partners purchased 1,799,928 shares of Series B Preferred Stock, SB Capital purchased 1,769,004 shares of Series B Preferred Stock and Advisors Fund purchased 31,068 shares of Series B Preferred Stock from the Company. Each share of Series B Preferred Stock will convert into 100 shares of Common Stock upon the approval of the stockholders of the Company for such conversion.

         On December 24, 2001, SB Capital Partners purchased 49,998 shares of Common Stock, SB Capital purchased 49,139 shares of Common Stock and Advisors Fund purchased 863 shares of Common Stock from a stockholder of the Company in a private transaction at a price of $0.05 per share.

         As a result of the foregoing transactions, as of the date of filing this statement, SB Capital Partners holds 11,605,163 shares of Common Stock and 1,799,928 shares of Series B Preferred Stock and may be deemed to beneficially own up to 3,334,226 shares issuable upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option; SB Capital holds 11,405,666 shares of Common Stock and 1,769,004 shares of Series B Preferred Stock and may be deemed to beneficially own up to



                              Page 25 of 46 Pages

1,638,405 shares issuable upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, and Advisors Fund holds 318,373 shares of Common Stock and 31,068 shares of Series B Preferred Stock and may be deemed to beneficially own up to 28,774 shares issuable upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option; and SB Europe beneficially owns up to 28,341,356 shares of Common Stock issuable upon the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option. In addition, the Reporting Persons have been advised by the Company that a party to the Voting Agreement who is not affiliated with any of the Reporting Persons has transferred 1,280,000 shares of Common Stock subject to the Voting Agreement to an entity that is not a party to the Voting Agreement; accordingly, the number of shares of Common Stock subject to the Voting Agreement is 44,918,338.

         SB CAPITAL PARTNERS. As of the date of filing this statement, SB Capital Partners beneficially owned 239,850,527 shares of Common Stock, representing approximately 80.7% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SB Capital Partners into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and, upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon execise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, SB Capital Partners may be deemed a beneficial owner of 43.2% of the Common Stock outstanding.

         SB CAPITAL. As of the date of filing this statement, SB Capital beneficially owned 189,944,471 shares of Common Stock, representing 64.9% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SB Capital into 100 shares of Common Stock and assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and, upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, SB Capital may be deemed a beneficial owner of 34.3% of the Common Stock outstanding.

         SB CP LLC. By virtue of being the general partner of SB Capital Partners, SB Capital and Advisors Fund, SB CP LLC may be deemed a beneficial owner of a total of 431,581,766 shares of Common Stock, consisting of 239,850,527 shares beneficially owned by SB Capital Partners, 189,944,471 shares beneficially owned by SB Capital and 3,453,947 shares beneficially owned by Advisors Fund, and excluding any overlap of beneficial ownership between



                              Page 26 of 46 Pages

SB Capital Partners, SB Capital and Advisors Fund or a total of approximately 90.4% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SB CP LLC into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and, upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, SB CP LLC may be deemed a beneficial owner of 77.8% of the Common Stock outstanding.

         SB CPI AND MR. FISHER. By virtue of their joint control over investment decisions of SB CP LLC, SB CPI and Mr. Fisher may be deemed beneficial owners of the 431,581,766 shares of Common Stock beneficially owned by SB CP LLC, or approximately 90.4% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SB CPI and Mr. Fisher into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and, upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, each of SB CPI and Mr. Fisher may be deemed beneficial owners of 77.8% of the Common Stock outstanding.

         SBH. By virtue of its ownership of all the outstanding stock of SB CPI, SBH may be deemed a beneficial owner of the 431,581,766 shares of Common Stock beneficially owned by SB CPI, or a total of approximately 90.4% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SBH into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and, upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of


                              Page 27 of 46 Pages
the Warrant and either the Primary Put Option or the Secondary Put Option, SBH may be deemed a beneficial owner of 77.8% of the Common Stock outstanding.

         SB EUROPE. By virtue of its interest in @viso, SB Europe may be deemed a beneficial owner of up to 28,341,356 shares issuable to @viso upon @viso's exercise of either the @viso Primary Put Option or the @viso Secondary Put Option, or a total of approximately 19.9% of the Common Stock outstanding as of December 17, 2001.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of either the @viso Primary Put Option or the @viso Secondary Put Option, SB Europe may be deemed a beneficial owner of 4.9% of the Common Stock outstanding.

         SOFTBANK. SOFTBANK may be deemed a beneficial owner of 459,923,122 shares of Common Stock, consisting of 431,581,766 shares beneficially owned by SBH, its wholly-owned subsidiary, and up to 28,341,356 shares beneficially owned by SB Europe, its wholly-owned subsidiary, or approximately 91.0% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by SOFTBANK into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, assumes the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and upon exercise of (i) the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock and (ii) either the @viso Primary Put Option or the @viso Secondary Put Option, the Company will issue up to 28,341,356 shares of Common Stock to @viso; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of (i) the Warrant and either the Primary Put Option or the Secondary Put Option and (ii) either the @viso Primary Put Option or the @viso Secondary Put Option, SOFTBANK may be deemed a beneficial owner of 78.9% of the Common Stock outstanding.

         MR. SON. Mr. Son is the President and Chief Executive Officer of SOFTBANK and, as of September 30, 2001, owns an approximately 37.15% interest in SOFTBANK. Accordingly, the 459,923,122 shares of Common Stock beneficially owned by SOFTBANK, representing approximately 91.0% of the Common Stock outstanding, may be regarded as being beneficially owned by Mr. Son. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by Mr. Son into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, assumes the exercise of either the @viso Primary Put Option or the @viso Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.



                              Page 28 of 46 Pages

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and upon exercise of (i) the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock and (ii) either the @viso Primary Put Option or the @viso Secondary Put Option, the Company will issue up to 28,341,356 shares of Common Stock to @viso; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of (i) the Warrant and either the Primary Put Option or the Secondary Put Option and (ii) either the @viso Primary Put Option or the @viso Secondary Put Option, Mr. Son may be deemed a beneficial owner of 78.9% of the Common Stock outstanding.

         On May 14, 1999, Technology Ventures IV purchased 14,129,280 shares of Series A Preferred Stock from the Company and Technology Advisors purchased 270,720 shares of Series A Preferred Stock from the Company. Each share of Series A Preferred Stock was converted into one share of Common Stock in connection with the Company's initial public offering.

         On October 25, 1999, Technology Ventures IV purchased 2,250,458 shares of Series B Preferred Stock from the Company and Technology Advisors purchased 43,120 shares of Series B Preferred Stock from the Company. Each share of Series B Preferred Stock was converted into one share of Common Stock in connection with the Company's initial public offering.

         On April 5, 2000, Technology Ventures IV purchased 1,262,612 shares of Series C Preferred Stock from the Company and Technology Advisors purchased 20,814 shares of Series C Preferred Stock from the Company. Each share of Series C Preferred Stock was converted into one share of Common Stock in connection with the Company's initial public offering.

         On March 16, 2001, Technology Ventures IV transferred 3,314 shares of Common Stock to Technology Advisors.

         On December 17, 2001, Technology Ventures IV purchased 49,060 shares of Series B Preferred Stock from the Company and Technology Advisors purchased 940 shares of Series B Preferred Stock from the Company. Each share of Series B Preferred Stock will convert into 100 shares of Common Stock upon the approval of the stockholders of the Company for such conversion.

         As a result of the foregoing transactions, as of the date of filing this statement Technology Ventures IV holds 17,639,036 shares of Common Stock and 49,060 shares of Series B Preferred Stock, and Technology Advisors holds 337,968 shares of Common Stock and 940 shares of Series B Preferred Stock.

         TECHNOLOGY VENTURES IV. As of the date of filing this statement, Technology Ventures IV beneficially owned 22,545,036 shares of Common Stock, representing approximately 19.0% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by Technology Ventures IV into 100 shares of Common Stock.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock; assuming no other changes are made to the total number of shares of


                              Page 29 of 46 Pages

Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock, Technology Ventures IV may be deemed a beneficial owner of 4.1% of the Common Stock outstanding.

         STV IV LLC. By virtue of being the general partner of Technology Ventures IV and Technology Advisors, STV IV LLC may be deemed the beneficial owner of 22,977,004 shares of Common Stock, consisting of 22,545,036 shares beneficially owned by Technology Ventures IV and 431,968 shares beneficially owned by Technology Advisors, or a total of approximately 19.3% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by STV IV LLC into 100 shares of Common Stock.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock, STV IV LLC may be deemed a beneficial owner of 4.2% of the Common Stock outstanding.

         MR. RUSSELL, MR. FELD, MR. RIESCHEL, MS. ROIZEN AND MR. GOLDING. By virtue of being a managing director of STV IV LLC, each of Mr. Russell, Mr. Feld, Mr. Rieschel, Ms. Roizen and Mr. Golding may be deemed the beneficial owner of the 22,977,004 shares of Common Stock beneficially owned by STV IV LLC, or approximately 19.3% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by Mr. Russell, Mr. Feld, Mr. Rieschel, Ms. Roizen and Mr. Golding into 100 shares of Common Stock.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock; assuming no other changes are made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock, each of Mr. Russell, Mr. Feld, Mr. Rieschel, Ms. Roizen and Mr. Golding may be deemed beneficial owners of 4.2% of the Common Stock outstanding.

         MR. LAX. By virtue of his joint control over investment decisions of SB CP LLC, Mr. Lax may be deemed a beneficial owner of the 431,581,766 shares of Common Stock beneficially owned by SB CP LLC; by virtue of being a managing director of STV IV LLC, Mr. Lax may be deemed the beneficial owner of the 5,000,000 shares of Common Stock beneficially owned by STV IV LLC that are not subject to the Voting Agreement. Accordingly, Mr. Lax may be deemed the beneficial owner of 436,581,766 shares of Common Stock, or approximately 90.5% of the Common Stock outstanding. The foregoing assumes the conversion of each share of Series B Preferred Stock beneficially owned by Mr. Lax into 100 shares of Common Stock, assumes the exercise of the Warrant and either the Primary Put Option or the Secondary Put Option and includes 44,918,338 shares of Common Stock subject to the Voting Agreement.

         Upon shareholder approval, each share of Series B Preferred Stock will convert into 100 shares of Common Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, the 2,380,952 shares of Series A Preferred Stock of PeoplePC Europe issuable upon exercise of the Warrant will be exchanged for up to 3,334,226 shares of Common Stock; assuming no other changes are



                              Page 30 of 46 Pages
made to the total number of shares of Common Stock and Series B Preferred Stock outstanding after December 17, 2001, upon conversion of all the Series B Preferred Stock and upon exercise of the Warrant and either the Primary Put Option or the Secondary Put Option, Mr. Lax may be deemed a beneficial owner of 78.7% of the Common Stock outstanding.


ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
         RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         See the summary of certain provisions of the Put Option Agreement, the Warrant, the Stock Purchase Agreement, the Certificate, the Voting Agreement, and the Registration Rights Agreement included in Item 4 hereto.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A     Agreement of Joint Filing, dated as of January 23, 2002, by and among the Reporting Persons.

Exhibit B     Power of Attorney (incorporated by reference to Exhibit 24 to the
              Statement on Schedule 13G filed by SOFTBANK, Mr. Son and SOFTBANK
              Ventures Inc. on February 18, 1998 with respect to Concentric
              Network Corporation).

Exhibit C     Amended and Restated Investor Rights Agreement dated April 5, 2000
              (incorporated by reference to Schedule 10.8 to the Form S-1/A filed by the Company on June 29, 2000).

Exhibit D     Put Option Agreement dated May 30, 2001 (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed by the Company on August
              14, 2001).

Exhibit E     Amended and Restated Warrant dated May 30, 2001.

Exhibit F     Amended and Restated Investor Rights Agreement dated May 30, 2001.

Exhibit G     Series B Preferred Stock Purchase Agreement dated December 17,
              2001 (incorporated by reference to Exhibit D to the statement on Schedule 13D filed by the Reporting Persons on December 18, 2001 with respect to the Company).

Exhibit H     Certificate of Designation of Rights, Preferences, and Privileges
              of Series B Preferred Stock of PeoplePC, Inc. dated December 17,
              2001 (incorporated by reference to Exhibit E to the statement on Schedule 13D filed by the Reporting Persons on December 18, 2001 with respect to the Company).

Exhibit I Voting Agreement dated December 17, 2001 (incorporated by reference to Exhibit F to the statement on Schedule 13D filed by the Reporting Persons on December 18, 2001 with respect to the Company).



                              Page 31 of 46 Pages

Exhibit J     Registration Rights Agreement dated December 17, 2001
              (incorporated by reference to Exhibit G to the statement on Schedule 13D filed by the Reporting Persons on December 18, 2001 with respect to the Company).

Exhibit K     Powers of Attorney authorizing Greg R. Prow to execute this
              Schedule 13D as attorney-in-fact (previously filed with the Securities and Exchange Commission and incorporated herein by reference).


                               Page 32 of 46 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 23, 2002                         SOFTBANK CAPITAL PARTNERS LP
                                         By: SOFTBANK CAPITAL PARTNERS
                                             LLC, General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL LP
                                         By: SOFTBANK CAPITAL PARTNERS LLC,
                                             its General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS LLC

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS
                                         INVESTMENT INC.

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: President


                                         RONALD D. FISHER

                                             /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher



                              Page 33 of 46 Pages

                                         CHARLES R. LAX

                                            /s/ Charles R. Lax
                                            -----------------------------------
                                            Name:  Charles R. Lax


                                         SOFTBANK TECHNOLOGY VENTURES IV LP
                                         By: STV IV LLC, its General Partner

                                         By: /s/ Greg R. Prow
                                             ----------------------------------
                                             Name:  Greg R. Prow
                                             Title: Chief Operating Officer


                                         STV IV LLC


                                         By: /s/ Greg R. Prow
                                             ----------------------------------
                                             Name:  Greg R. Prow
                                             Title: Chief Operating Officer


                                         E. SCOTT RUSSELL


                                         By: /s/ Greg R. Prow
                                            -----------------------------------
                                            Name:  Greg R. Prow
                                            Title: Attorney-in-Fact


                                         BRADLEY A. FELD


                                         By: /s/ Greg R. Prow
                                            -----------------------------------
                                            Name:  Greg R. Prow
                                            Title: Attorney-in-Fact


                                         GARY E. RIESCHEL


                                         By: /s/ Greg R. Prow
                                            -----------------------------------
                                            Name:  Greg R. Prow
                                            Title: Attorney-in-Fact


                              Page 34 of 46 Pages

                                         JO ANN HEIDI ROIZEN


                                         By: /s/ Greg R. Prow
                                            -----------------------------------
                                            Name:  Greg R. Prow
                                            Title: Attorney-in-Fact


                                         D. REX GOLDING


                                         By: /s/ Greg R. Prow
                                            -----------------------------------
                                            Name:  Greg R. Prow
                                            Title: Attorney-in-Fact


                                         SOFTBANK HOLDINGS INC.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Secretary


                                         SOFTBANK CORP.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact


                                         MASAYOSHI SON


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact



                              Page 35 of 46 Pages

                                         SB Holdings (Europe) Ltd.


                                         By: /s/ Steven J. Murray
                                            -----------------------------------
                                            Name:  Steven J. Murray
                                            Title: Director






                              Page 36 of 46 Pages

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 37  of  46  Pages
-------------------------                         -----------------------------


                                   SCHEDULE 1

               DIRECTORS AND EXECUTIVE OFFICERS OF SOFTBANK CORP.

         The business address for each of the individuals listed below, except Ronald D. Fisher, is 24-1 Nihonbashi-Hakozaki-cho, Chuo-ku, Tokyo 103 Japan. The business address for Ronald D. Fisher is 1188 Centre Street, Newton Center, Massachusetts 02459.

         Each of the individuals listed below is a Japanese citizen, except for Ronald D. Fisher, a citizen of the United States.

NAME                       PRESENT AND PRINCIPAL OCCUPATION
----                       --------------------------------

Masayoshi Son              President, Chief Executive Officer and director of
                           SOFTBANK Corp.; Chairman of the Board, President and director of SOFTBANK Holdings Inc.; Chairman of the Board and director of SOFTBANK America Inc.; Director of SOFTBANK Capital Partners Investment Inc.

Ken Miyauchi               Executive Vice President and director of SOFTBANK
                           Corp.

Norikazu Ishikawa          Executive Vice President of SOFTBANK Corp.

Yoshitaka Kitao            Executive Vice President, Chief Financial Officer and
                           director of SOFTBANK Corp.; Director of SOFTBANK
                           Holdings Inc.

Makoto Okazaki             Executive Vice President of SOFTBANK Corp.

Kazuhiko Kasai             Director of SOFTBANK Corp.; Director of SOFTBANK
                           Holdings Inc.

Masahiro Inoue             Director of SOFTBANK Corp.

Jun Murai                  Director of SOFTBANK Corp.

Toshifumi Suzuki           Director of SOFTBANK Corp.

Tadashi Yanai              Director of SOFTBANK Corp.

Mark Schwartz              Director of SOFTBANK Corp.

Ronald D. Fisher           Director of SOFTBANK Corp.; Vice Chairman and
                           director of SOFTBANK Holdings Inc.; Vice Chairman and director of SOFTBANK America Inc.; Chairman of the Board, President and director of SOFTBANK Capital
                           Partners Investment Inc.; Managing Member of SOFTBANK
                           Capital Partners LLC.

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 38  of  46  Pages
-------------------------                         -----------------------------


                                   SCHEDULE 2

           DIRECTORS AND EXECUTIVE OFFICERS OF SOFTBANK HOLDINGS INC.

         The business address for each of the individuals listed below, except Masayoshi Son, Yoshitaka Kitao and Stephen A. Grant, is 1188 Centre Street, Newton Center, Massachusetts 02459. The business address for Masayoshi Son and Yoshitaka Kitao is 24-1, Nihonbashi-Hakozaki-cho, Chuo-ku, Tokyo 103 Japan. The business address for Stephen A. Grant and Sullivan & Cromwell, a law firm, is 125 Broad Street, New York, New York 10004.

         Each of the individuals listed below is a U.S. citizen, except for Masayoshi Son and Yoshitaka Kitao, each a citizen of Japan.

NAME                       PRESENT AND PRINCIPAL OCCUPATION
----                       --------------------------------

Masayoshi Son              Chairman of the Board, President and director of
                           SOFTBANK Holdings Inc.; President, Chief Executive
                           Officer and director of SOFTBANK Corp.; Chairman of the Board and director of SOFTBANK America Inc.;
                           Director of SOFTBANK Capital Partners Investment Inc.

Ronald D. Fisher           Vice Chairman and director of SOFTBANK Holdings Inc.;
                           Director of SOFTBANK Corp.; Vice Chairman and director of SOFTBANK America Inc.; Chairman of the Board, President and director of SOFTBANK Capital
                           Partners Investment Inc.; Managing Member of SOFTBANK
                           Capital Partners LLC.

Yoshitaka Kitao            Director of SOFTBANK Holdings Inc.; Executive Vice
                           President, Chief Financial Officer and director of
                           SOFTBANK Corp.

Kazuhiko Kasai             Director of SOFTBANK Holdings Inc.; Director of
                           SOFTBANK Corp.

Francis Jacobs             Director and Vice President of SOFTBANK Holdings
                           Inc.; Vice President and director of SOFTBANK Capital
                           Partners Investment Inc.

Stephen A. Grant           Secretary of SOFTBANK Holdings Inc.; Secretary and
                           General Counsel of SOFTBANK America Inc.; Secretary of SOFTBANK Capital Partners Investment Inc.;
                           Partner, Sullivan & Cromwell.

Steven J. Murray           Vice President and Treasurer of SOFTBANK Holdings
                           Inc.; Treasurer of SOFTBANK America Inc.; Vice
                           Chairman and Treasurer of SOFTBANK Capital Partners
                           Investment Inc.

Anthony Castellanos        Vice President-Tax of SOFTBANK Holdings Inc.; Vice
                           President of SOFTBANK Capital Partners Investment
                           Inc.

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 39  of  46  Pages
-------------------------                         -----------------------------


                                   SCHEDULE 3

 DIRECTORS AND EXECUTIVE OFFICERS OF SOFTBANK CAPITAL PARTNERS INVESTMENT INC.

         The business address for each of the individuals listed below, except Masayoshi Son and Stephen A. Grant, is 1188 Centre Street, Newton Center, Massachusetts 02459. The business address for Masayoshi Son is 24-1, Nihonbashi-Hakozaki-cho, Chuo-ku, Tokyo 103 Japan. The business address for Stephen A. Grant and Sullivan & Cromwell, a law firm, is 125 Broad Street, New York, New York 10004.

         Each of the individuals listed below is a U.S. citizen, except for Masayoshi Son, a citizen of Japan.

NAME                       PRESENT AND PRINCIPAL OCCUPATION
----                       --------------------------------

Masayoshi Son              Director of SOFTBANK Capital Partners Investment
                           Inc.; Chairman of the Board, President and director of SOFTBANK Holdings Inc.; President, Chief Executive
                           Officer and director of SOFTBANK Corp.; Chairman of the Board and director of SOFTBANK America Inc.

Ronald D. Fisher           Chairman of the Board, President and director of
                           SOFTBANK Capital Partners Investment Inc.; Vice
                           Chairman and director of SOFTBANK Holdings Inc.;
                           Director of SOFTBANK Corp.; Vice Chairman and director of SOFTBANK America Inc.; Managing Member of
                           SOFTBANK Capital Partners LLC.

Francis Jacobs             Vice President and director of SOFTBANK Capital
                           Partners Investment Inc.; Director and Vice President of SOFTBANK Holdings Inc.

Steven J. Murray           Vice Chairman and Treasurer of SOFTBANK Capital
                           Partners Investment Inc.; Vice President and
                           Treasurer of SOFTBANK Holdings Inc.; Treasurer of
                           SOFTBANK America Inc.

Anthony Castellanos        Vice President of SOFTBANK Capital Partners
                           Investment Inc.; Vice President-Tax of SOFTBANK
                           Holdings Inc.

Milly F. Smith             Assistant Treasurer of SOFTBANK Capital Partners
                           Investment Inc.

Stephen A. Grant           Secretary of SOFTBANK Capital Partners Investment
                           Inc.; Secretary of SOFTBANK Holdings Inc.; Secretary and General Counsel of SOFTBANK America Inc.;
                           Partner, Sullivan & Cromwell.

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 40  of  46  Pages
-------------------------                         -----------------------------


                                   SCHEDULE 4

                        MANAGING DIRECTORS OF STV IV LLC

         The business address for each of the individuals listed below is 200 N. Evelyn Avenue, Suite 200, Mountain View, California 94043.

         Each of the individuals listed below is a United States citizen.

NAME                       PRESENT AND PRINCIPAL OCCUPATION
----                       --------------------------------

Charles R. Lax             Managing Director of STV IV LLC.

E. Scott Russell           Managing Director of STV IV LLC; Director of
                           Mobius Venture Capital, Inc.


Bradley A. Feld            Managing Director of STV IV LLC; Director of
                           Mobius Venture Capital, Inc.


Gary E. Rieschel           Managing Director of STV IV LLC; Director of
                           Mobius Venture Capital, Inc.


Jo Ann Heidi Roizen        Managing Director of STV IV LLC; Director of
                           Mobius Venture Capital, Inc.

D. Rex Golding             Managing Director of STV IV LLC; Director of
                           Mobius Venture Capital, Inc.

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page 41  of  46  Pages
-------------------------                         -----------------------------


                                   SCHEDULE 5

                     DIRECTORS OF SB HOLDINGS (EUROPE) LTD.

         The business address for each of the individuals listed below, except Masayoshi Son, is 1188 Centre Street, Newton Center, Massachusetts 02459. The business address for Masayoshi Son is 24-1, Nihonbashi-Hakozaki-cho, Chuo-ku, Tokyo 103 Japan.

         Each of the individuals listed below is a United States citizen, except for Masayoshi Son, a citizen of Japan.

NAME                       PRESENT AND PRINCIPAL OCCUPATION
----                       --------------------------------

Masayoshi Son              Director of SB Holdings (Europe) Ltd.; Director of
                           SOFTBANK Capital Partners Investment Inc.; Chairman of the Board, President and director of SOFTBANK
                           Holdings Inc.; President, Chief Executive Officer and director of SOFTBANK Corp.; Chairman of the Board and director of SOFTBANK America Inc.

Ronald D. Fisher           Director of SB Holdings (Europe) Ltd.; Vice Chairman
                           and director of SOFTBANK Holdings Inc.; Director of SOFTBANK Corp.; Vice Chairman and director of
                           SOFTBANK America Inc.; Chairman of the Board,
                           President and director of SOFTBANK Capital Partners
                           Investment Inc.; Managing Member of SOFTBANK Capital
                           Partners LLC.

Steven J. Murray           Director of SB Holdings (Europe) Ltd.; Vice President
                           and Treasurer of SOFTBANK Holdings Inc.; Treasurer of
                           SOFTBANK America Inc.; Vice Chairman and Treasurer of
                           SOFTBANK Capital Partners Investment Inc.